Exhibit 10.2

INTERIM FUNDING ADDENDUM

(Loan)

THIS INTERIM FUNDING ADDENDUM (this “Addendum”) dated July 14, 2026 amends and supplements that certain Master Equipment Finance Loan and Security Agreement (the “Loan Agreement”), dated July 14, 2026, between Texas Capital Bank, a Texas state bank (the “Bank”) and OPTEX SYSTEMS HOLDINGS, INC., a Delaware Corporation and OPTEX SYSTEMS, INC., a Delaware Corporation (collectively the “Borrower”) and the terms of the Loan Agreement are hereby incorporated into this Addendum as though fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement and in Annex A hereto. If any terms hereof or Annex A are inconsistent with the terms of the Loan Agreement, the terms hereof and thereof shall prevail. The Loan Agreement is hereby amended and supplemented as follows:

1. Financing of Collateral. Subject to the terms hereof, the Bank may, from time to time, fund certain amounts necessary for the purchase, for the purpose of financing for the Borrower, the following collateral, on which the Borrower agrees to complete a loan from the Bank:

See Exhibit A.

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES, (the “Collateral”), beginning, with respect to each item of Collateral, on the date Bank makes the first payment with respect to that item of Collateral and continuing until such time as the Collateral is made subject to a Schedule to the Loan Agreement. The Borrower may have elected to finance certain licensed software and/or services, including but not limited to training, installation, maintenance, custom programming, technical consulting and support services (which are included in the term “Collateral” unless separately stated). Notwithstanding anything herein to the contrary, Bank shall have no obligation to finance any item of Collateral for the Borrower if, in Bank’s sole discretion: (i) the item, type or cost of Collateral is not acceptable to Bank, (ii) there has been a material adverse change in the financial or operating condition of the Borrower, (iii) there has occurred an event that constitutes or could constitute a default under the Loan Agreement, or (iv) if the Borrower has not executed and delivered to Bank a Schedule making any item of Collateral subject to the Loan Agreement and an Equipment Acceptance and Authorization to Pay with respect to that Collateral on or before January 10, 2027 (which date may be changed in Bank’s sole discretion) (any or all of the foregoing shall be called “Bank’s Conditions”).

2. Financing by Bank. As items of Collateral are delivered to the Borrower (or if any payments are required to be made prior to delivery of items of Collateral, at such time of payment), the Borrower shall present to the Bank for payment the invoices from the vendor of the Collateral (the “Vendor”) accompanied by an Interim Authorization to Pay in substantially the form of Exhibit 1 attached hereto, duly executed by the Borrower, authorizing the Bank to pay for the purchase of the Collateral, subject to this Addendum. If no event that constitutes (or would, with the giving of notice, the passage of time or both, constitute) a default or event of default under the Loan Agreement then exists, the Bank shall pay for the purchase of the item of Collateral from the Vendor for the invoice price (together with any other costs the Bank has agreed, or becomes obligated, to pay in connection with the acquisition of the Collateral, the “Acquisition Cost”) and the Borrower shall immediately become obligated to pay interim interest payments to the Bank as provided herein. The Borrower’s obligation to pay interim interest payments shall begin when the Bank makes the first payment to the Vendor, even if that payment is a down payment, progress payment or other partial payment rather than payment in full.

3. Interim Interest Payments. Interim interest payments for the items of Collateral, as they are financed by the Bank pursuant to Section 2 above, shall be computed daily by the Bank and paid by the Borrower monthly in arrears on each Interest Payment Date at the Addendum Rate. Borrower shall, on or before the date of the initial advance hereunder, select the Addendum Rate that will be applicable to this Addendum and all advances hereunder. Interim interest payments and any other shall be paid to Bank on each Interest Payment Date. The Addendum Rate is subject to Rate Conforming Changes and Change in Law as referenced in the definition of Addendum Rate and as provided for herein and in Annex A hereto. The Borrower’s obligation to pay interim interest payments shall continue until the earlier of (i) the date on which each of the Borrower and the Bank have executed and delivered to the other a Schedule making the Collateral subject to the Loan Agreement and the Borrower shall have executed and delivered to Bank an Equipment Acceptance Certificate and Authorization to Pay with respect to that Collateral; or (ii) the date on which the Borrower pays the purchase price for the Collateral to Bank pursuant to Section 2 hereof. The Borrower selects an Addendum Rate based on Term SOFR for the term of this Addendum.

If Term SOFR is not available at any time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate to replace Term SOFR in credit agreements, then the Bank may replace Term SOFR with an alternate interest rate and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate and adjustment (any such successor interest rate, as adjusted, the “Successor Rate”). In connection with the implementation of the Successor Rate, the Bank will have the right, from time to time, in good faith to make any Rate Conforming Changes as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments or modifications to any loan document implementing or evidencing such Successor Rate will become effective upon notice to the Borrower without any further action or consent of the other parties hereto.

4. Funding Loss. The Borrower hereby acknowledges that the Borrower shall be required to pay the amount of any Funding Loss with respect to any portion of the principal balance accelerated or paid before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds or otherwise. Such Funding Loss shall at all times be an obligation as well as an undertaking by the Borrower to the Bank whether arising out of acceleration or a voluntary or mandated prepayment.

5. Capital Adequacy. If the Bank determines that the amount of capital required or expected to be maintained by the Bank or any entity controlling the Bank, is increased as a result of a Change in Law, then, within fifteen (15) days of demand by the Bank, the Borrower shall pay to the Bank the amount necessary to compensate the Bank for any shortfall in the rate of return on the portion of such increased capital that the Bank determines is attributable to this Schedule or the principal amount outstanding hereunder (after taking into account the Bank’s policies as to capital adequacy).

6. Failure to Deliver Acceptance Certificate. If any of Bank’s Conditions occurs or if the Borrower otherwise terminates this Addendum, the Borrower shall immediately reimburse the Bank for that Collateral for a purchase price equal to the Acquisition Cost plus such other amounts which may be due the Bank from the Borrower pursuant to any other provision hereof plus a premium of 1.0% of the Acquisition Cost. Upon receipt of such amounts in immediately available funds with respect to any item of Collateral, the Borrower’s obligation to pay Payments with respect to that Collateral shall be terminated.

7. Miscellaneous. Except as expressly modified and supplemented hereby, all terms and provisions of the Loan Agreement shall remain in full force and effect. Refer to the Loan Agreement for default interest and certain other interest related provisions. This Addendum is not binding or effective with respect to the Loan Agreement or the Collateral until executed on behalf of Bank and Borrower by an authorized representative of the Bank and the Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Interim Funding Addendum to be executed as of the day and year first written above.

BANK:	BORROWER:

TEXAS CAPITAL BANK, A TEXAS STATE BANK	OPTEX SYSTEMS HOLDINGS, INC., a Delaware Corporation

By:	/s/ Eric Flores	By:	/s/ Chad George
	Eric Flores, Vice President		Chad George, Chief Executive Officer

By:	/s/ Karen Hawkins
Karen L. Hawkins, Chief Financial Officer

OPTEX SYSTEMS, INC., a Delaware Corporation

By:	/s/ Chad George
Chad George, Chief Executive Officer

By:	/s/ Karen Hawkins
Karen L. Hawkins, Chief Financial Officer

ADDRESS FOR ALL CORRESPONDENCE TO THE BANK:

Texas Capital Bank

1001 E. Lookout Drive, Suite 400

Richardson, Texas 75082

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ANNEX A TO INTERIM FUNDING ADDENDUM TO MASTER EQUIPMENT FINANCE LOAN AND

SECURITY AGREEMENT

“Addendum Rate” means the lesser of (a) the Maximum Rate (as such term is defined in the Loan Agreement) and (b)

(i) when interest is based upon the Base Rate, the Base Rate in effect on the first day of the Interest Period plus the Applicable Margin; and (ii) when interest is based upon SOFR, Term SOFR calculated as of the first day of the Interest Period plus the Applicable Margin; provided, however, notwithstanding the amount of the Base Rate or Term SOFR, the Addendum Rate shall never be lower than zero percent (0%) per annum. The Addendum Rate is subject to Rate Conforming Changes and Change in Law.

“Applicable Margin” means (a) 2.75% percent per annum when the Addendum bears interest based on the Base Rate and (b) 2.75% percent per annum when the Addendum bears interest based on Term SOFR.

“Base Rate” means for any day, a rate of interest equal to the highest of: (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus ½ of one percent (0.5%); and (c) Term SOFR for such day plus one percent (1.00%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

“Change in Law” means (a) any change after the date of this Addendum in the risk-based capital guidelines applicable to the Bank, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Addendum that affects capital adequacy or the amount of capital required or expected to be maintained by the Bank or any entity controlling the Bank; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Federal Funds Rate” means, for any day, a fluctuating rate of interest equal to the Federal Funds Rate as published in the “Money Rates” section of The Wall Street Journal. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

“Funding Loss” means an amount sufficient to compensate the Bank for any loss, cost or expense incurred by the Bank as a result of a prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Bank or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.

“Interest Payment Date” means the first day of each and every calendar month during the term of this Addendum.

“Interest Period” means a period of one (1) month. The first day of the Interest Period must be a Business Day. The last day of the Interest Period and the actual number of days during the Interest Period will be determined by the Bank after giving consideration to prevailing market conventions.

“Interest Payment Date” means the first day of each and every calendar month during the term of this Addendum.

“Prime Rate” means the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “U.S. Prime Rate.” If such prime rate, as so quoted, is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum established from time to time by Bank and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Bank and is set by Bank in its sole discretion.

Annex “A”

“Rate Conforming Changes” means, with respect to SOFR, any technical, administrative or operational changes (including, without limitation and as applicable, changes to the definition of SOFR, the definition of “Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the definition of “Funding Loss”, the applicability and terms of breakage provisions and other technical, administrative or operational matters that the Bank decides may be appropriate to reflect the adoption and implementation of SOFR and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of SOFR exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Addendum, the Loan Agreement, and the other Financing Documents).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means the Term SOFR Reference Rate for a one (1) Month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of each calendar month (or in the case of the first effective Term SOFR index, the replacement effective date thereof), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. In no event shall Term SOFR be less than 0% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.